UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
 CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 30, 2021
UBIQUITI INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35300	32-0097377
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
685 Third Avenue, 27th Floor
New York, New York 10017
(Address of principal executive offices, including zip code)
(646) 780-7958
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	UI	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amended & Restated Credit Agreement

On March 30, 2021, Ubiquiti Inc. (formerly known as Ubiquiti Networks, Inc.) (the “Company”), as borrower and certain domestic subsidiaries entered into an amended and restated credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), the other financial institutions named as lenders therein, and Wells Fargo as administrative agent and collateral agent for the lenders, that provides for a $700 million senior secured revolving credit facility and a $500 million senior secured term loan facility (collectively, the “Facilities”), with an option to request increases in the amounts of such credit facilities by up to an additional $500 million in the aggregate, plus the amount by which the revolving facility is optionally prepaid other than with indebtedness (with an accompanying permanent optional reduction in the revolving credit commitment under the Credit Agreement), plus an amount of additional indebtedness that would not cause the consolidated secured leverage ratio to exceed 2.50 to 1.00, subject to the Company’s pro forma compliance with financial covenants, the administrative agent’s approval, the Company obtaining commitments for such increase and other customary conditions.

The revolving credit facility includes a sub-limit of $25 million for letters of credit and a sub-limit of $25 million for swingline loans. The Facilities replace the Company’s existing $700 million senior secured revolving credit facility and $500 million senior secured term loan facility (collectively, the “Existing Facility”) under the credit agreement dated as of January 17, 2018 (as amended by that certain First Amendment, dated as of June 29, 2018, that certain Second Amendment, dated as of March 15, 2019 and that certain Third Amendment, dated as of September 9, 2019), among the Company, the lenders party thereto and Wells Fargo, as administrative agent for the lenders, which has been terminated in connection with the new Credit Agreement. The Facilities are available for working capital and general corporate purposes that comply with the terms of the Credit Agreement, including to finance the repurchase of the Company's common stock or to make dividends to the holders of the Company's common stock. Under the Credit Agreement, revolving loans and swingline loans may be borrowed, repaid and reborrowed until March 30, 2026, at which time all amounts borrowed must be repaid. The term loan facility was drawn in full at closing, with a portion thereof used to refinance the Existing Facility, and matures on March 30, 2026.

The term loan is payable in quarterly installments of 1.25% of the original principal amount of the term loan, commencing with the quarter ending June 30, 2021. Revolving, swingline and term loans may be prepaid at any time without penalty. Revolving and term loans bear interest, at the Company’s option, at either (i) a floating rate per annum equal to the base rate plus a margin of between 0.50% and 1.25%, depending on the Company’s consolidated total leverage ratio as of the most recently ended fiscal quarter or (ii) a floating per annum rate equal to the applicable LIBOR rate (or replacement rate) for a specified period, plus a margin of between 1.50% and 2.25%, depending on the Company’s consolidated total leverage ratio as of the most recently ended fiscal quarter. Swingline loans bear interest at a floating rate per annum equal to the base rate plus a margin of between 0.50% and 1.25%, depending on the Company’s consolidated total leverage ratio as of the most recently ended fiscal quarter. Base rate is defined as the greatest of (A) Wells Fargo’s prime rate, (B) the federal funds rate plus 0.50% or (C) the applicable LIBOR rate (or replacement rate) for a period of one month plus 1.00%. A default interest rate shall apply on all obligations during certain events of default under the Credit Agreement at a rate per annum equal to 2.00% above the applicable interest rate. The Company will pay to each lender a facility fee on a quarterly basis based on the unused amount of each lender’s commitment to make revolving loans, of between 0.20% and 0.35%, depending on the Company’s consolidated total leverage ratio as of the most recently ended fiscal quarter. The Company will also pay to the applicable lenders on a quarterly basis certain fees based on the daily amount available to be drawn under each outstanding letter of credit, including aggregate letter of credit commissions of between 1.50% and 2.25%, depending on the Company’s consolidated total leverage ratio as of the most recently ended fiscal quarter, and issuance fees of 0.125% per annum. The Company is also obligated to pay Wells Fargo, as agent, fees customary for a credit facility of this size and type.

The Credit Agreement requires the Company to maintain during the term of the Facilities a maximum consolidated total leverage ratio of 3.50 to 1.00 and a minimum consolidated interest coverage ratio of 3.50 to 1.00. In addition, the Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the ability of the Company and its subsidiaries to, among other things, grant liens or enter into agreements restricting their ability to grant liens on property, enter into mergers, dispose of assets, change their accounting or reporting policies, change their business and incur indebtedness, in each case subject to customary exceptions for a credit facility of this size and type. The Credit Agreement includes customary events of default that include, among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control and certain ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The obligations of the Company and certain domestic subsidiaries under the Credit Agreement are required to be guaranteed by such domestic subsidiaries (the “Domestic Guarantors”) and are collateralized by substantially all assets (excluding intellectual property) of the Company and the Domestic Guarantors.

Wells Fargo and the lenders and other financial institutions party to the Credit Agreement, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking and related services to the Company. These parties have received, and in the future may receive, compensation from the Company for these services.

The foregoing is a summary description of certain terms of the Credit Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
The description of the Credit Agreement set forth under Item 1.01 is incorporated into this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Credit Agreement set forth under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1
Third Amended and Restated Credit Agreement, dated as of March 30, 2021, by and among Ubiquiti Inc. as borrower, certain domestic subsidiaries of the borrower, as guarantors, the lenders and other financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITI INC.

April 2, 2021	By:	/s/ Robert J. Pera
	Name:	Robert J. Pera
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1
Third Amended and Restated Credit Agreement, dated as of March 30, 2021, by and among Ubiquiti Inc. as borrower, certain domestic subsidiaries of the borrower, as guarantors, the lenders and other financial institutions party thereto and Wells Fargo Bank, National Association, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)